 Exhibit 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION REPORTS

FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS

Woodland Hills, CA, March 28, 2013 – Unico American Corporation (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three and twelve months ended December 31, 2012. For the three months ended December 31, 2012, revenues were $7.9 million and net income was $0.6 million ($0.10 diluted income per share) compared with revenues of $8.3 million and net income of $0.6 million ($0.12 diluted income per share) for the three months ended December 31, 2011. For the twelve months ended December 31, 2012, revenues were $32.8 million and net income was $2.0 million ($0.36 diluted income per share) compared with revenue of $34.6 million and net income of $3.7 million ($0.70 diluted income per share) for the twelve months ended December 31, 2011.

Stockholders’ equity was $70.4 million as of December 31, 2012, or $13.18 per common share including unrealized after-tax investment gains of $0.1 million, compared to Stockholders’ equity of $75.8 million as of December 31, 2011, or $14.20 per common share including unrealized after-tax investment gains of $1 million.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

  UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	December 31	December 31
	2012	2011
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost: December 31, 2012 $33,444; December 31, 2011 $89,903)	$33,628	$91,357
Short-term investments, at cost	86,256	38,139
Total Investments	119,884	129,496
Cash	161	467
Accrued investment income	156	681
Receivables, net	5,745	5,304
Reinsurance recoverable:
Paid losses and loss adjustment expenses	305	60
Unpaid losses and loss adjustment expenses	6,584	7,975
Deferred policy acquisition costs	3,785	4,158
Property and equipment, net	857	231
Deferred income taxes	1,894	1,394
Other assets	637	609
Total Assets	$140,008	$150,375

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses	$49,785	$54,487
Unearned premiums	16,030	15,912
Advance premium and premium deposits	756	818
Accrued expenses and other liabilities	3,041	3,310
Total Liabilities	$69,612	$74,527

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and Outstanding shares 5,341,147 at December 31, 2012, and 5,341,992 at December 31, 2011	$3,686	$3,611
Accumulated other comprehensive income	121	960
Retained earnings	66,589	71,277
Total Stockholders’ Equity	$70,396	$75,848

Total Liabilities and Stockholders' Equity	$140,008	$150,375

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)
REVENUES
Insurance Company Revenues
Net premium earned	$6,882	$6,677	$27,318	$26,724
Investment income	169	624	1,528	2,897
Other income	52	86	490	1,171
Total Insurance Company Revenues	7,103	7,387	29,336	30,792

Other Revenues from Insurance Operations
Gross commissions and fees	803	907	3,339	3,698
Investment income	—	—	1	2
Finance charges and fees earned	19	16	70	71
Other income	1	2	11	14
Total Revenues	7,926	8,312	32,757	34,577

EXPENSES
Losses and loss adjustment expenses	3,613	3,771	15,234	14,387
Policy acquisition costs	1,616	1,758	6,744	7,081
Salaries and employee benefits	1,262	1,064	5,180	4,335
Commissions to agents/brokers	60	58	236	225
Other operating expenses	626	671	2,508	2,799
Total Expenses	7,177	7,322	29,902	28,827

Income Before Taxes	749	990	2,855	5,750
Income Tax Expense	198	346	901	2,010
Net Income	$551	$644	$1,954	$3,740

PER SHARE DATA:
Basic
Earnings Per Share	$0.10	$0.12	$0.37	$0.70
Weighted Average Shares	5,333	5,339	5,339	5,336
Diluted
Earnings Per Share	$0.10	$0.12	$0.36	$0.70
Weighted Average Shares	5,342	5,361	5,353	5,359

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	For the Twelve Months Ended
	December 31
	2012	2011
	(Unaudited)
Cash flows from operating activities:
Net Income	$1,954	$3,740
Adjustments to reconcile net income to net cash from operations
Depreciation and amortization	139	59
Bond amortization, net	78	154
Non-cash stock based compensation expense	23	31
Tax benefit from disqualified incentive stock options	(16)	(3)
Changes in assets and liabilities
Net receivables and accrued investment income	84	(929)
Reinsurance recoverable	1,146	3,830
Deferred policy acquisition costs	373	142
Other assets	(122)	161
Unpaid losses and loss adjustment expenses	(4,702)	(7,073)
Unearned premiums	118	(17)
Advance premium and premium deposits	(62)	(12)
Accrued expenses and other liabilities	(269)	(1,259)
Income taxes current/deferred	42	103
Net Cash Used by Operating Activities	(1,214)	(1,073)

Cash flows from investing activities
Purchase of fixed maturity investments	(1,700)	(14,794)
Proceeds from maturity of fixed maturity investments	58,080	48,039
Net increase in short-term investments	(48,117)	(31,674)
Additions to property and equipment	(765)	(91)
Net Cash Provided by Investing Activities	7,498	1,480

Cash flows from financing activities
Repurchase of common stock	(243)	(11)
Dividends paid to stockholders	(6,409)	—
Proceeds from exercise of stock options	46	23
Tax benefit from disqualified incentive stock options	16	3
Net Cash (Used) Provided by Financing Activities	(6,590)	15

Net (decrease) increase in cash	(306)	422
Cash at beginning of period	467	45
Cash at End of Period	$161	$467

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	—	—
Income taxes	$859	$1,909

Supplemental schedule of non-cash investing activities
Write-offs of fixed assets	—	$(1,602)